CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Annuity Portfolios of our reports dated February 16, 2018, relating to the financial statements and financial highlights, which appear in Schwab Government Money Market Portfolio, Schwab S&P 500 Index Portfolio, Schwab MarketTrack Growth Portfolio II, Schwab VIT Balanced Portfolio, Schwab VIT Balanced with Growth Portfolio and Schwab VIT Growth Portfolio’s (six of the funds constituting Schwab Annuity Portfolios) Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings Disclosure” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

April 23, 2018